The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject To Completion, dated April 8, 2026

PRICING SUPPLEMENT dated April    , 2026

(To Product Supplement No. WF1 dated March 25, 2025,

Underlying Supplement No. ELN-1 dated March 25, 2025,

Prospectus Supplement dated March 25, 2025

and Prospectus dated March 25, 2025)

Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-285508
Bank of Montreal Senior Medium-Term Notes, Series K ETF Linked Securities
Market Linked Securities—Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to an ETF Basket due March 22, 2028
■	Linked to an unequally weighted Basket comprised of the iShares® U.S. Aerospace & Defense ETF (25.00%), the Invesco QQQ TrustSM, Series 1 (50.00%) and the State Street® Financial Select Sector SPDR® ETF (25.00%) (each referred to as a “basket component”)
■	Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at maturity. Instead, the securities provide for a maturity payment amount that may be greater than, equal to or less than the face amount of the securities, depending on the performance of the Basket from the starting value to the ending value. The maturity payment amount will reflect the following terms:
■	If the value of the Basket increases, you will receive the face amount plus a positive return equal to 100% of the percentage increase in the value of the Basket from the starting value, subject to a maximum return at maturity of at least 20.00% (to be determined on the pricing date) of the face amount. As a result of the maximum return, the maximum maturity payment amount will be at least $1,200.00
■	If the value of the Basket decreases but the decrease is not more than the buffer amount of 15%, you will receive the face amount
■	If the value of the Basket decreases by more than the buffer amount, you will receive less than the face amount and have 1-to-1 downside exposure to the decrease in the value of the Basket in excess of the buffer amount
■	Investors may lose up to 85% of the face amount
■	All payments on the securities are subject to the credit risk of Bank of Montreal, and you will have no ability to pursue the shares of the basket components or any assets held by the basket components for payment; if Bank of Montreal defaults on its obligations, you could lose some or all of your investment
■	No periodic interest payments or dividends
■	No exchange listing; designed to be held to maturity

On the date of this preliminary pricing supplement, the estimated initial value of the securities is $959.90 per security. The estimated initial value of the securities at pricing may differ from this value but will not be less than $910.00 per security. However, as discussed in more detail in this pricing supplement, the actual value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Value of the Securities” in this pricing supplement.

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” beginning on page PRS-8 herein and “Risk Factors” beginning on page PS-5 of the accompanying product supplement, page S-2 of the prospectus supplement and page 9 of the prospectus.

The securities are the unsecured obligations of Bank of Montreal, and, accordingly, all payments on the securities are subject to the credit risk of Bank of Montreal. If Bank of Montreal defaults on its obligations, you could lose some or all of your investment. The securities are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency.

The securities are not bail-inable notes and are not subject to conversion into our common shares or the common shares of any of our affiliates under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Original Offering Price	Agent Discount(1)(2)	Proceeds to Bank of Montreal
Per Security	$1,000.00	$23.25	$976.75
Total
(1)	Wells Fargo Securities, LLC is the agent for the distribution of the securities and is acting as principal. See “Terms of the Securities—Agent” and “Estimated Value of the Securities” in this pricing supplement for further information.
(2)	In respect of certain securities sold in this offering, our affiliate, BMO Capital Markets Corp., may pay a fee of up to $2.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

Wells Fargo Securities

Market Linked Securities—Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to an ETF Basket due March 22, 2028

Terms of the Securities

Issuer:	Bank of Montreal.
An unequally weighted basket (the “Basket”) comprised of the following basket components (each, a “basket component” and together, the “basket components”). The basket components, Bloomberg ticker symbols, weightings and initial component values are set forth in the table below.
Market Measure:	Basket Component	Bloomberg Ticker Symbol	Weighting	Initial Component Value(1)
	iShares® U.S. Aerospace & Defense ETF	ITA	25.00%	$
	Invesco QQQ TrustSM, Series 1	QQQ	50.00%	$
	State Street® Financial Select Sector SPDR® ETF	XLF	25.00%	$
	(1) With respect to each basket component, its closing value on the pricing date.

Pricing Date*:	April 17, 2026.
Issue Date*:	April 22, 2026.
Original Offering Price:	$1,000 per security.
Face Amount:	$1,000 per security. References in this pricing supplement to a “security” are to a security with a face amount of $1,000.
Maturity Payment Amount:

On the stated maturity date, you will be entitled to receive a cash payment per security in U.S. dollars equal to the maturity payment amount. The “maturity payment amount” per security will equal:

•     if the ending value is greater than the starting value: $1,000 plus the lesser of:

(i) $1,000 × basket return × upside participation rate; and

(ii) the maximum return;

•     if the ending value is less than or equal to the starting value, but greater than or equal to the threshold value: $1,000; or

•     if the ending value is less than the threshold value:

$1,000 + [$1,000 × (basket return + buffer amount)]

If the ending value is less than the threshold value, you will have 1-to-1 downside exposure to the decrease in the value of the Basket in excess of the buffer amount and will lose some, and possibly up to 85%, of the face amount of your securities at maturity.
Stated Maturity Date*:	March 22, 2028, subject to postponement. The securities are not subject to redemption by Bank of Montreal or repayment at the option of any holder of the securities prior to the stated maturity date.
Starting Value:	The “starting value” is 100.00.
Closing Value:	With respect to each basket component, “closing value” has the meaning assigned to “fund closing price” set forth under “General Terms of the Securities—Certain Terms for Securities Linked to a Fund—Certain Definitions” in the accompanying product supplement. The closing value of each basket component is subject to adjustment through the adjustment factor as described in the accompanying product supplement.
Ending Value:	The “ending value” will be equal to the product of (i) 100 and (ii) an amount equal to 1 plus the sum of: (A) 25.00% of the component return of the iShares® U.S. Aerospace & Defense ETF ; (B) 50.00% of the component return of the Invesco QQQ TrustSM, Series 1 ; and (C) 25.00% of the component return of the State Street® Financial Select Sector SPDR® ETF.

PRS-2

Market Linked Securities—Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to an ETF Basket due March 22, 2028

Component Return:	The “component return” of a basket component will be equal to: final component value – initial component value initial component value
Final Component Value:	With respect to each basket component, its closing value on the calculation day.
Maximum Return:	The “maximum return” will be determined on the pricing date and will be at least 20.00% of the face amount per security (at least $200.00 per security). As a result of the maximum return, the maximum maturity payment amount will be at least $1,200.00 per security.
Threshold Value:	85.00, which is equal to 85% of the starting value.
Buffer Amount:	15%.
Upside Participation Rate:	100%.
Basket Return:	The “basket return” is the percentage change from the starting value to the ending value, measured as follows: ending value – starting value starting value
Calculation Day*:	March 17, 2028, subject to postponement.
Market Disruption Events and Postponement Provisions:

The calculation day is subject to postponement due to non-trading days and the occurrence of a market disruption event. In addition, the stated maturity date will be postponed if the calculation day is postponed and will be adjusted for non-business days.

For more information regarding adjustments to the calculation day and the stated maturity date, see “General Terms of the Securities—Consequences of a Market Disruption Event; Postponement of a Calculation Day—Securities Linked to Multiple Market Measures” and “—Payment Dates” in the accompanying product supplement. In addition, for information regarding the circumstances that may result in a market disruption event, see “General Terms of the Securities—Certain Terms for Securities Linked to a Fund—Market Disruption Events” in the accompanying product supplement.

Calculation Agent:	BMO Capital Markets Corp. (“BMOCM”).
Material Tax Consequences:	For a discussion of material U.S. federal income and certain estate tax consequences and Canadian federal income tax consequences of the ownership and disposition of the securities, see “United States Federal Income Tax Considerations” below and the sections of the product supplement entitled “United States Federal Income Tax Considerations” and “Canadian Federal Income Tax Consequences.”
Agent:

Wells Fargo Securities, LLC (“WFS”) is the agent for the distribution of the securities. The agent will receive an agent discount of up to $23.25 per security. The agent may resell the securities to other securities dealers at the original offering price of the securities less a concession not in excess of $17.50 per security. Such securities dealers may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC). In addition to the concession allowed to WFA, WFS may pay $0.75 per security of the agent discount that it receives to WFA as a distribution expense fee for each security sold by WFA.

In addition, in respect of certain securities sold in this offering, BMOCM may pay a fee of up to $2.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

WFS, BMOCM and/or one or more of their respective affiliates expects to realize hedging profits projected by their proprietary pricing models to the extent they assume the risks inherent in hedging our obligations under the securities. If WFS or any other dealer participating in the distribution of the securities or any of their affiliates conduct hedging activities for us in connection with the securities, that dealer or its affiliates will expect to realize a profit projected by its proprietary pricing models from those hedging activities. Any such projected profit will be in addition to any discount, concession or fee received in connection with the sale of the securities to you.

Denominations:	$1,000 and any integral multiple of $1,000.
CUSIP:	06376KM88

________________________

*	To the extent that we make any change to the expected pricing date or expected issue date, the calculation day and stated maturity date may also be changed in our discretion to ensure that the term of the securities remains the same.

PRS-3

Market Linked Securities—Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to an ETF Basket due March 22, 2028

Additional Information About the Issuer and the Securities

You should read this pricing supplement together with product supplement no. WF1 dated March 25, 2025, underlying supplement no. ELN-1 dated March 25, 2025, the prospectus supplement dated March 25, 2025 and the prospectus dated March 25, 2025 for additional information about the securities. To the extent that disclosure in this pricing supplement is inconsistent with the disclosure in the product supplement, underlying supplement, prospectus supplement or prospectus, the disclosure in this pricing supplement will control. Certain defined terms used but not defined herein have the meanings set forth in the product supplement, prospectus supplement or prospectus.

Our Central Index Key, or CIK, on the SEC website is 927971. When we refer to “we,” “us” or “our” in this pricing supplement, we refer only to Bank of Montreal.

You may access the product supplement, underlying supplement, prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product Supplement No. WF1 dated March 25, 2025:

https://www.sec.gov/Archives/edgar/data/927971/000121465925004724/b321251424b2.htm

•	Underlying Supplement No. ELN-1 dated March 25, 2025:

https://www.sec.gov/Archives/edgar/data/927971/000121465925004728/r321250424b2.htm

•	Prospectus Supplement and Prospectus dated March 25, 2025:
https://www.sec.gov/Archives/edgar/data/927971/000119312525062081/d840917d424b5.htm

PRS-4

Market Linked Securities—Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to an ETF Basket due March 22, 2028

Estimated Value of the Securities

Our estimated initial value of the securities equals the sum of the values of the following hypothetical components:

•	a fixed-income debt component with the same tenor as the securities, valued using our internal funding rate for structured notes; and

•	one or more derivative transactions relating to the economic terms of the securities.

The internal funding rate used in the determination of the initial estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The value of these derivative transactions is derived from our internal pricing models. These models are based on factors such as the traded market prices of comparable derivative instruments and on other inputs, which include volatility, dividend rates, interest rates and other factors. As a result, the estimated initial value of the securities is based on market conditions at the time it is calculated.

For more information about the estimated initial value of the securities, see “Selected Risk Considerations” below.

PRS-5

Market Linked Securities—Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to an ETF Basket due March 22, 2028

Investor Considerations

The securities are not appropriate for all investors. The securities may be an appropriate investment for investors who:

▪	seek exposure at the upside participation rate to the upside performance of the Basket if the ending value is greater than the starting value, subject to the maximum return at maturity;

▪	desire to limit downside exposure to the Basket through the buffer amount;

▪	are willing to accept the risk that, if the ending value is less than the starting value by more than the buffer amount, they will lose some, and possibly a significant portion, of the face amount per security at maturity;

▪	are willing to forgo interest payments on the securities and dividends on the shares of the basket components; and

▪	are willing to hold the securities until maturity.

The securities may not be an appropriate investment for investors who:

▪	seek a liquid investment or are unable or unwilling to hold the securities to maturity;

▪	are unwilling to accept the risk that the ending value may decrease from the starting value by more than the buffer amount;

▪	seek uncapped exposure to the upside performance of the Basket;

▪	seek full return of the face amount of the securities at stated maturity;

▪	are unwilling to purchase securities with an estimated value as of the pricing date that is lower than the original offering price and that may be as low as the lower estimated value set forth on the cover page;

▪	seek current income over the term of the securities;

▪	are unwilling to accept the risk of exposure to the Basket;

▪	seek exposure to the basket components but are unwilling to accept the risk/return trade-offs inherent in the maturity payment amount for the securities;

▪	are unwilling to accept the credit risk of Bank of Montreal to obtain exposure to the Basket generally, or to the exposure to the Basket that the securities provide specifically; or

▪	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

The considerations identified above are not exhaustive. Whether or not the securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the securities in light of your particular circumstances. You should also review carefully the sections titled “Selected Risk Considerations” herein and “Risk Factors” in the accompanying product supplement for risks related to an investment in the securities. For more information about the basket components, please see the sections titled “The iShares® U.S. Aerospace & Defense ETF ,” “The Invesco QQQ TrustSM, Series 1 ” and “The State Street® Financial Select Sector SPDR® ETF” below.

PRS-6

Market Linked Securities—Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to an ETF Basket due March 22, 2028

Determining Payment at Stated Maturity

On the stated maturity date, you will receive a cash payment per security (the maturity payment amount) calculated as follows:

PRS-7

Market Linked Securities—Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to an ETF Basket due March 22, 2028

Selected Risk Considerations

The securities have complex features and investing in the securities will involve risks not associated with an investment in conventional debt securities. Some of the risks that apply to an investment in the securities are summarized below, but we urge you to read the more detailed explanation of the risks relating to the securities generally in the “Risk Factors” section of the accompanying product supplement and prospectus supplement. You should reach an investment decision only after you have carefully considered with your advisors the appropriateness of an investment in the securities in light of your particular circumstances.

Risks Relating To The Securities Generally

If The Ending Value Is Less Than The Threshold Value, You Will Lose Some, And Possibly Up To 85%, Of The Face Amount Of Your Securities At Maturity.

We will not repay you a fixed amount on the securities on the stated maturity date. The maturity payment amount will depend on the direction of and percentage change in the ending value of the Basket relative to the starting value and the other terms of the securities. Because the value of the Basket will be subject to market fluctuations, the maturity payment amount may be more or less, and possibly significantly less, than the face amount of your securities.

If the ending value is less than the threshold value, the maturity payment amount will be less than the face amount and you will have 1-to-1 downside exposure to the decrease in the value of the Basket in excess of the buffer amount, resulting in a loss of 1% of the face amount for every 1% decline in the Basket in excess of the buffer amount. The threshold value is 85% of the starting value. As a result, if the ending value is less than the threshold value, you will lose some, and possibly up to 85%, of the face amount per security at maturity. This is the case even if the value of the Basket is greater than or equal to the starting value or the threshold value at certain times during the term of the securities.

Even if the ending value is greater than the starting value, the maturity payment amount may only be slightly greater than the face amount, and your yield on the securities may be less than the yield you would earn if you bought a traditional interest-bearing debt security of Bank of Montreal or another issuer with a similar credit rating with the same stated maturity date.

Your Return Will Be Limited To The Maximum Return And May Be Lower Than The Return On A Direct Investment In The Basket Components.

Your return on the securities will be subject to the maximum return. The opportunity to participate in the possible increases in the value of the Basket through an investment in the securities will be limited because any positive return on the securities will not exceed the maximum return. Therefore, your return on the securities may be lower than the return on a direct investment in the basket components. Furthermore, the effect of the upside participation rate will be progressively reduced for all ending values exceeding the ending value at which the maximum return is reached.

Changes In The Values Of The Basket Components May Offset Each Other.

Changes in the values of the basket components may not correlate with each other. Even if the final component value of a basket component increases, the final component value of the other basket components may not increase as much or may even decline. Therefore, in calculating the ending value of the Basket, an increase in the final component value of a basket component may be moderated, or wholly offset, by a lesser increase or a decline in the final component value of the other basket components. Further, because the Basket is unequally weighted, decreases in the value of the basket component with a higher weight in the Basket will have a more significant adverse effect on the value of the securities than comparable decreases in the values of the basket components with a lower weight in the Basket.

The Securities Do Not Pay Interest.

The securities will not pay any interest. Accordingly, you should not invest in the securities if you seek current income during the term of the securities.

The Securities Are Subject To Credit Risk.

The securities are our obligations and are not, either directly or indirectly, an obligation of any third party. Any amounts payable under the securities are subject to our creditworthiness and you will have no ability to pursue the shares of the basket components or any assets held by the basket components for payment. As a result, our actual and perceived creditworthiness may affect the value of the securities and, in the event we were to default on our obligations under the securities, you may not receive any amounts owed to you under the terms of the securities.

PRS-8

Market Linked Securities—Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to an ETF Basket due March 22, 2028

The U.S. Federal Income Tax Consequences Of An Investment In The Securities Are Unclear.

There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”) with respect to the securities. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with our intended treatment of them, as described in “United States Federal Income Tax Considerations” below. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities, including the timing and character of income recognized by U.S. investors, and the withholding tax consequences to non-U.S. investors, might be materially and adversely affected. Even if the treatment of the securities is respected, a security may be treated as a “constructive ownership transaction,” with potentially adverse consequences described below under “United States Federal Income Tax Considerations.” Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal income tax treatment of the securities, possibly retroactively.

You should review carefully the sections of this pricing supplement and the accompanying product supplement entitled “United States Federal Income Tax Considerations” and consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The Stated Maturity Date May Be Postponed If The Calculation Day Is Postponed.

The calculation day will be postponed if the originally scheduled calculation day is not a trading day or if the calculation agent determines that a market disruption event has occurred or is continuing on the calculation day. If such a postponement occurs, the stated maturity date may be postponed. For additional information, see “General Terms of the Securities—Consequences of a Market Disruption Event; Postponement of a Calculation Day—Securities Linked to Multiple Market Measures” and “—Payment Dates” in the accompanying product supplement.

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

The Estimated Value Of The Securities On The Pricing Date, Based On Our Proprietary Pricing Models, Will Be Less Than The Original Offering Price.

Our initial estimated value of the securities is only an estimate, and is based on a number of factors. The original offering price of the securities may exceed our initial estimated value, because costs associated with offering, structuring and hedging the securities are included in the original offering price, but are not included in the estimated value. These costs will include any agent discount and selling concessions and the cost of hedging our obligations under the securities through one or more hedge counterparties (which may be one or more of our affiliates or an agent or its affiliates). Such hedging cost includes our or our hedge counterparty’s expected cost of providing such hedge, as well as the profit we or our hedge counterparty expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Terms Of The Securities Are Not Determined By Reference To The Credit Spreads For Our Conventional Fixed-Rate Debt.

To determine the terms of the securities, we use an internal funding rate that represents a discount from the credit spreads for our conventional fixed-rate debt. As a result, the terms of the securities are less favorable to you than if we had used a higher funding rate.

The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which WFS Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

Our initial estimated value of the securities is derived using our internal pricing models. This value is based on market conditions and other relevant factors, which include volatility of the basket components, dividend rates and interest rates. Different pricing models and assumptions, including those used by the agent, its affiliates or other market participants, could provide values for the securities that are greater than or less than our initial estimated value. In addition, market conditions and other relevant factors after the pricing date are expected to change, possibly rapidly, and our assumptions may prove to be incorrect. After the pricing date, the value of the securities could change dramatically due to changes in market conditions, our creditworthiness, and the other factors discussed in the next risk factor. These changes are likely to impact the price, if any, at which WFS or its affiliates or any other party (including us or our affiliates) would be willing to purchase the securities from you in any secondary market transactions. Our initial estimated value does not represent a minimum price at which WFS or any other party (including us or our affiliates) would be willing to buy your securities in any secondary market at any time.

WFS has advised us that if it, WFA or any of their affiliates makes a secondary market in the securities at any time, the secondary market price offered by it, WFA or any of their affiliates will be affected by changes in market conditions and other factors described in the next risk factor. WFS has advised us that if it, WFA or any of their affiliates makes a secondary market in the securities at any time up to the issue date or during the 3-month period following the issue date, the secondary market price offered by it, WFA or any of its affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring and hedging the securities that are included in their original offering price. Because this portion of the costs is not fully deducted upon issuance, WFS has advised us that any secondary market price it, WFA or any of their affiliates offers during this period will be higher than it otherwise would be after this period, as any secondary market price offered after this period will reflect the full deduction of the costs as described above. WFS has advised us that the amount of this increase in the secondary market price will decline steadily to zero over this 3-month period. WFS has advised us that, if you hold the securities through an account with WFS, WFA or any of their affiliates, WFS expects that this increase will also be reflected in the value indicated for the securities on your brokerage account statement. If you hold your securities through an account at a broker-dealer other than WFS, WFA or any of their affiliates, the value of the securities on your brokerage account statement may be different than if you held your securities at WFS, WFA or any of their affiliates.

PRS-9

Market Linked Securities—Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to an ETF Basket due March 22, 2028

The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

The value of the securities prior to stated maturity will be affected by the then-current value of the Basket, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. The following factors, which are described in more detail in the accompanying product supplement, are expected to affect the value of the securities: performance of the Basket; interest rates; volatility of the basket components; correlation among the basket components; time remaining to maturity; and dividend yields on the basket components. When we refer to the “value” of your securities, we mean the value you could receive for your securities if you are able to sell them in the open market before the stated maturity date.

In addition to these factors, the value of the securities will be affected by actual or anticipated changes in our creditworthiness. You should understand that the impact of one of the factors specified above, such as a change in interest rates, may offset some or all of any change in the value of the securities attributable to another factor, such as a change in the value of the Basket. Because numerous factors are expected to affect the value of the securities, changes in the value of the Basket may not result in a comparable change in the value of the securities. We anticipate that the value of the securities will always be at a discount to the face amount plus the maximum return.

The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

The securities will not be listed or displayed on any securities exchange. Although the agent and/or its affiliates may purchase the securities from holders, they are not obligated to do so and are not required to make a market for the securities. There can be no assurance that a secondary market will develop. Because we do not expect that any market makers will participate in a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which the agent is willing to buy your securities.

If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your securities prior to stated maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the securities to stated maturity.

Risks Relating To The Basket Components

The Maturity Payment Amount Will Depend Upon The Performance Of The Basket Components And Therefore The Securities Are Subject To The Following Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.

•	Investing In The Securities Is Not The Same As Investing In The Basket Components. Investing in the securities is not equivalent to investing in the basket components. As an investor in the securities, your return will not reflect the return you would realize if you actually owned and held the shares of the basket components for a period similar to the term of the securities because you will not receive any dividend payments, distributions or any other payments paid on those shares. As a holder of the securities, you will not have any voting rights or any other rights that holders of the basket components would have.

•	Historical Values Of The Basket Components Should Not Be Taken As An Indication Of The Future Performance Of The Basket Components During The Term Of The Securities.

•	Changes That Affect The Basket Components May Adversely Affect The Value Of The Securities And The Maturity Payment Amount.

•	We And Our Affiliates Have No Affiliation With The Fund Sponsors And Have Not Independently Verified Their Public Disclosure Of Information.

•	There Are Risks Associated With The Basket Components.

•	Anti-Dilution Adjustments Relating To The Shares Of The Basket Components Do Not Address Every Event That Could Affect Such Shares.

PRS-10

Market Linked Securities—Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to an ETF Basket due March 22, 2028

The Equity Securities Composing The iShares® U.S. Aerospace & Defense ETF Are Concentrated In The Aerospace And Defense Sector.

All or substantially all of the equity securities composing the iShares® U.S. Aerospace & Defense ETF are issued by companies whose primary line of business is directly associated with the aerospace and defense sector. As a result, the value of the securities may be subject to greater volatility and may be more adversely affected by a single economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers. The aerospace and defense sector may be significantly affected by changes in government regulations and spending policies, changes in economic conditions and industry consolidation as well as geopolitical events, international conflicts and other factors that interact in complex and unpredictable ways. The financial condition of these companies is heavily influenced by government defense spending, which may be reduced in efforts to control government budgets. The aerospace industry in particular has recently been affected by adverse economic conditions and consolidation within the industry.

A Limited Number Of Securities Held By The iShares® U.S. Aerospace & Defense ETF May Affect Its Price, And The Securities Held By The iShares® U.S. Aerospace & Defense ETF Are Not Necessarily Representative Of The Aerospace And Defense Sector.

While the securities held by the iShares® U.S. Aerospace & Defense ETF are common stocks of companies generally considered to be involved in various segments of the aerospace and defense sector, the securities held by the iShares® U.S. Aerospace & Defense ETF may not follow the price movements of the entire aerospace and defense sector generally. As of the date of this pricing supplement, a small number of securities make up a significant portion of the total weight of the iShares® U.S. Aerospace & Defense ETF’s holdings. If these securities decline in value, the iShares® U.S. Aerospace & Defense ETF will likely decline in value even if security prices in the aerospace and defense sector generally increase in value.

The Securities Are Subject To Risks Relating To Non-U.S. Securities With Respect To The Invesco QQQ Trust℠, Series 1.

Because some of the equity securities composing the Invesco QQQ Trust℠, Series 1 are issued by non-U.S. issuers, an investment in the securities involves risks associated with the home countries of those issuers. The prices of securities of non-U.S. companies may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

The Equity Securities Composing The State Street® Financial Select Sector SPDR® ETF Are Concentrated In The Financial Sector.

All or substantially all of the equity securities composing the State Street® Financial Select Sector SPDR® ETF are issued by companies whose primary line of business is directly associated with the financial sector. As a result, the value of the securities may be subject to greater volatility and may be more adversely affected by a single economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers. Financial services companies are subject to extensive government regulation, which may limit both the amounts and types of loans and other financial commitments they can make, the interest rates, fees and prices they can charge, the scope of their activities and the amount of capital they must maintain. Profitability is largely dependent on the availability and cost of capital funds and can fluctuate significantly when interest rates change or due to increased competition. In addition, deterioration of the credit markets generally may cause an adverse impact in a broad range of markets, including U.S. and international credit and interbank money markets generally, thereby affecting a wide range of financial institutions and markets. Credit losses resulting from financial difficulties of borrowers and financial losses associated with investment activities can negatively impact the financial sector. Changes in government regulation and oversight of financial institutions may have an adverse effect on the financial condition of a financial institution.

Risks Relating To Conflicts Of Interest

Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

You should be aware of the following ways in which our economic interests and those of any dealer participating in the distribution of the securities, which we refer to as a “participating dealer,” are potentially adverse to your interests as an investor in the securities. In engaging in certain of the activities described below and as discussed in more detail in the accompanying product supplement, our affiliates or any participating dealer or its affiliates may take actions that may adversely affect the value of and your return on the securities, and in so doing they will have no obligation to consider your interests as an investor in the securities. Our affiliates or any participating dealer or its affiliates may realize a profit from these activities even if investors do not receive a favorable investment return on the securities.

PRS-11

Market Linked Securities—Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to an ETF Basket due March 22, 2028

•	The calculation agent is our affiliate and may be required to make discretionary judgments that affect the return you receive on the securities. BMOCM, which is our affiliate, will be the calculation agent for the securities. As calculation agent, BMOCM will determine any values of the basket components and make any other determinations necessary to calculate any payments on the securities. In making these determinations, BMOCM may be required to make discretionary judgments that may adversely affect any payments on the securities. See the sections entitled “General Terms of the Securities— Certain Terms for Securities Linked to a Fund—Market Disruption Events” and “—Anti-dilution Adjustments Relating to a Fund; Alternate Calculation” in the accompanying product supplement. In making these discretionary judgments, the fact that BMOCM is our affiliate may cause it to have economic interests that are adverse to your interests as an investor in the securities, and BMOCM’s determinations as calculation agent may adversely affect your return on the securities.

•	The estimated value of the securities was calculated by us and is therefore not an independent third-party valuation.

•	Research reports by our affiliates or any participating dealer or its affiliates may be inconsistent with an investment in the securities and may adversely affect the values of the basket components.

•	Hedging activities by our affiliates or any participating dealer or its affiliates may adversely affect the values of the basket components.

•	Trading activities by our affiliates or any participating dealer or its affiliates may adversely affect the values of the basket components.

•	A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession and/or other fee, creating a further incentive for the participating dealer to sell the securities to you.

PRS-12

Market Linked Securities—Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to an ETF Basket due March 22, 2028

Hypothetical Examples and Returns

The payout profile, return table and examples below illustrate the maturity payment amount for a $1,000 face amount security on a hypothetical offering of securities under various scenarios, with the assumptions set forth in the table below. The terms used for purposes of these hypothetical examples do not represent any actual initial component value. The hypothetical initial component value of $100.00 for each basket component has been chosen for illustrative purposes only and does not represent the actual initial component value of any basket component. The actual initial component value for each basket component will be determined on the pricing date and will be set forth under “Terms of the Securities” above. For actual historical data of the basket components, see the historical information set forth herein. The payout profile, return table and examples below assume that an investor purchases the securities for $1,000 per security. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis. The actual maturity payment amount and resulting pre-tax total rate of return will depend on the actual terms of the securities.

Upside Participation Rate:	100%
Hypothetical Maximum Return:	20.00% of the face amount ($200.00 per security) (the lowest possible maximum return that may be determined on the pricing date)
Hypothetical Initial Component Value:	For each basket component, $100.00
Starting Value:	100.00
Threshold Value:	85.00 (85% of the starting value)
Buffer Amount:	15%

Hypothetical Payout Profile

PRS-13

Market Linked Securities—Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to an ETF Basket due March 22, 2028

Hypothetical Returns

Hypothetical ending value	Hypothetical basket return(1)	Hypothetical maturity payment amount per security	Hypothetical pre-tax total rate of return(2)
200.00	100.00%	$1,200.00	20.00%
175.00	75.00%	$1,200.00	20.00%
150.00	50.00%	$1,200.00	20.00%
140.00	40.00%	$1,200.00	20.00%
130.00	30.00%	$1,200.00	20.00%
120.00	20.00%	$1,200.00	20.00%
110.00	10.00%	$1,100.00	10.00%
105.00	5.00%	$1,050.00	5.00%
102.50	2.50%	$1,025.00	2.50%
100.00	0.00%	$1,000.00	0.00%
97.50	-2.50%	$1,000.00	0.00%
95.00	-5.00%	$1,000.00	0.00%
90.00	-10.00%	$1,000.00	0.00%
85.00	-15.00%	$1,000.00	0.00%
84.00	-16.00%	$990.00	-1.00%
80.00	-20.00%	$950.00	-5.00%
70.00	-30.00%	$850.00	-15.00%
60.00	-40.00%	$750.00	-25.00%
50.00	-50.00%	$650.00	-35.00%
25.00	-75.00%	$400.00	-60.00%
0.00	-100.00%	$150.00	-85.00%

(1)	The basket return is equal to the percentage change from the starting value to the ending value (i.e., the ending value minus the starting value, divided by the starting value).

(2)	The hypothetical pre-tax total rate of return is the number, expressed as a percentage, that results from comparing the maturity payment amount per security to the face amount of $1,000.

PRS-14

Market Linked Securities—Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to an ETF Basket due March 22, 2028

Hypothetical Examples

Example 1. Maturity payment amount is greater than the face amount and reflects a return that is less than the maximum return:

	iShares® U.S. Aerospace & Defense ETF	Invesco QQQ TrustSM, Series 1	State Street® Financial Select Sector SPDR® ETF
Hypothetical initial component value:	$100.00	$100.00	$100.00
Hypothetical final component value:	$110.00	$105.00	$120.00
Hypothetical component return:	10.00%	5.00%	20.00%

Based on the component returns set forth above, the ending value would equal:

100 × [1 + (25.00% × 10.00%) + (50.00% × 5.00%) + (25.00% × 20.00%)] = 110.00

Therefore, the basket return would be equal to 10.00%.

Because the hypothetical ending value is greater than the starting value, the maturity payment amount per security would be equal to the face amount of $1,000 plus a positive return equal to the lesser of:

(i)	$1,000 × basket return × upside participation rate

$1,000 × 10.00% × 100.00%

= $100.00; and

(ii)	the maximum return of $200.00

On the stated maturity date, you would receive $1,100.00 per security.

Example 2. Maturity payment amount is greater than the face amount and reflects a return equal to the maximum return:

	iShares® U.S. Aerospace & Defense ETF	Invesco QQQ TrustSM, Series 1	State Street® Financial Select Sector SPDR® ETF
Hypothetical initial component value:	$100.00	$100.00	$100.00
Hypothetical final component value:	$120.00	$160.00	$160.00
Hypothetical component return:	20.00%	60.00%	60.00%

Based on the component returns set forth above, the ending value would equal:

100 × [1 + (25.00% × 20.00%) + (50.00% × 60.00%) + (25.00% × 60.00%)] = 150.00

Therefore, the basket return would be equal to 50.00%.

Because the hypothetical ending value is greater than the starting value, the maturity payment amount per security would be equal to the face amount of $1,000 plus a positive return equal to the lesser of:

(i)	$1,000 × basket return × upside participation rate

$1,000 × 50.00% × 100.00%

= $500.00; and

(ii)	the maximum return of $200.00

On the stated maturity date, you would receive $1,200.00 per security, which is the maximum maturity payment amount.

PRS-15

Market Linked Securities—Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to an ETF Basket due March 22, 2028

Example 3. Maturity payment amount is equal to the face amount:

	iShares® U.S. Aerospace & Defense ETF	Invesco QQQ TrustSM, Series 1	State Street® Financial Select Sector SPDR® ETF
Hypothetical initial component value:	$100.00	$100.00	$100.00
Hypothetical final component value:	$96.00	$94.00	$96.00
Hypothetical component return:	-4.00%	-6.00%	-4.00%

Based on the component returns set forth above, the ending value would equal:

100 × [1 + (25.00% × -4.00%) + (50.00% × -6.00%) + (25.00% × -4.00%)] = 95.00

Therefore, the basket return would be equal to -5.00%.

Because the hypothetical ending value is less than the starting value, but not by more than the buffer amount, you would not lose any of the face amount of your securities.

On the stated maturity date, you would receive $1,000.00 per security.

Example 4. The performance of the basket components offset each other, and the maturity payment amount is equal to the face amount:

	iShares® U.S. Aerospace & Defense ETF	Invesco QQQ TrustSM, Series 1	State Street® Financial Select Sector SPDR® ETF
Hypothetical initial component value:	$100.00	$100.00	$100.00
Hypothetical final component value:	$120.00	$45.00	$170.00
Hypothetical component return:	20.00%	-55.00%	70.00%

Based on the component returns set forth above, the ending value would equal:

100 × [1 + (25.00% × 20.00%) + (50.00% × -55.00%) + (25.00% × 70.00%)] = 95.00

Therefore, the basket return would be equal to -5.00%.

Because the hypothetical ending value is less than the starting value, but not by more than the buffer amount, you would not lose any of the face amount of your securities.

On the stated maturity date, you would receive $1,000.00 per security.

In this example, the significant decrease in the Invesco QQQ TrustSM, Series 1 has a significant impact on the ending price notwithstanding the percentage increases in the other basket components due to the weighting of each basket component.

PRS-16

Market Linked Securities—Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to an ETF Basket due March 22, 2028

Example 5. Maturity payment amount is less than the face amount:

	iShares® U.S. Aerospace & Defense ETF	Invesco QQQ TrustSM, Series 1	State Street® Financial Select Sector SPDR® ETF
Hypothetical initial component value:	$100.00	$100.00	$100.00
Hypothetical final component value:	$60.00	$40.00	$60.00
Hypothetical component return:	-40.00%	-60.00%	-40.00%

Based on the component returns set forth above, the ending value would equal:

100 × [1 + (25.00% × -40.00%) + (50.00% × -60.00%) + (25.00% × -40.00%)] = 50.00

Therefore, the basket return would be equal to -50.00%.

Because the hypothetical ending value is less than the starting value by more than the buffer amount, you would lose a portion of the face amount of your securities and receive a maturity payment amount per security equal to:

$1,000 + [$1,000 × (basket return + buffer amount)]

$1,000 + [$1,000 × (-50.00% + 15.00%)]

= $650.00

On the stated maturity date, you would receive $650.00 per security.

PRS-17

Market Linked Securities—Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to an ETF Basket due March 22, 2028

Hypothetical Historical Performance of the Basket

The basket will represent an unequally weighted portfolio of the basket components, with the return of each basket component having the weighting set forth above. For more information regarding the basket components, see the information provided below.

While historical information on the value of the Basket does not exist, the following graph sets forth the hypothetical historical daily values of the Basket for the period from January 4, 2021 to April 6, 2026, assuming that the Basket was constructed on January 4, 2021 with a starting value of 100.00 and that each of the basket components had the applicable weighting as of that day. We obtained the closing values used in the graph below from Bloomberg Finance L.P., (“Bloomberg”) without independent verification.

The hypothetical historical basket values, as calculated solely for the purposes of the offering of the securities, fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the value of the Basket during any period shown below is not an indication that the basket return is more likely to be positive or negative during the term of the securities. The hypothetical historical values do not give an indication of future values of the Basket.

PRS-18

Market Linked Securities—Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to an ETF Basket due March 22, 2028

Information About The Basket Components

Included below is a brief description of each basket component. This information has been obtained from publicly available sources, without independent verification.

The sponsor of each basket component is required to file information specified by the SEC periodically. Information provided to or filed with the SEC under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended can be located by reference to the applicable basket component’s SEC file numbers (as set forth below) and can be inspected through the SEC’s website at www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. None of such publicly available information is incorporated by reference into this pricing supplement.

This pricing supplement relates only to the securities offered hereby and does not relate to any basket component. We have derived all disclosures contained in this pricing supplement regarding the basket components from the publicly available documents described in the preceding paragraph, without independent investigation. In connection with the offering of the securities, neither we nor any agent has participated in the preparation of such documents or made any due diligence inquiry with respect to any basket component. Neither we nor any agent has independently verified the accuracy or completeness of any information with respect to any basket component in connection with the offer and sale of the securities. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of a basket component have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning a basket component could affect the value of, and any payments on, the securities.

We and/or our affiliates may presently or from time to time engage in business with a basket component. In the course of such business, we and/or our affiliates may acquire non-public information with respect to a basket component, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to a basket component. The statements in the preceding two sentences are not intended to affect the rights of investors in the securities under the securities laws.

PRS-19

Market Linked Securities—Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to an ETF Basket due March 22, 2028

The iShares® U.S. Aerospace & Defense ETF

The iShares® U.S. Aerospace & Defense ETF is issued by iShares® Trust, a registered investment company. The iShares® U.S. Aerospace & Defense ETF seeks to track the investment results, before fees and expenses, of the Dow Jones U.S. Select Aerospace & Defense Index, a capped float-adjusted market capitalization-weighted index that measures the performance of the aerospace and defense sub-sectors, as defined by S&P Dow Jones’ proprietary classification system, of the U.S. equity market. Information provided to or filed with the SEC under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-92935 and 811-09729 and can be inspected through the SEC’s website at www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. None of such publicly available information is incorporated by reference into this pricing supplement. The iShares® U.S. Aerospace & Defense ETF is listed on NYSE Arca, Inc. under the ticker symbol “ITA.” For more information about the The Dow Jones U.S. Select Aerospace & Defense Index, see “—The Dow Jones U.S. Select Aerospace & Defense Index” below.

This pricing supplement relates only to the securities offered hereby and does not relate to the iShares® U.S. Aerospace & Defense ETF. We have derived all disclosures contained in this pricing supplement regarding the iShares® U.S. Aerospace & Defense ETF from the publicly available documents described in the preceding paragraph, without independent investigation. In connection with the offering of the securities, neither we nor any agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the iShares® U.S. Aerospace & Defense ETF. Neither we nor any agent has independently verified the accuracy or completeness of any information with respect to the iShares® U.S. Aerospace & Defense ETF in connection with the offer and sale of the securities. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the iShares® U.S. Aerospace & Defense ETF have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the iShares® U.S. Aerospace & Defense ETF could affect the value of, and any payments on, the securities.

We and/or our affiliates may presently or from time to time engage in business with the iShares® U.S. Aerospace & Defense ETF. In the course of such business, we and/or our affiliates may acquire non-public information with respect to the iShares® U.S. Aerospace & Defense ETF, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the iShares® U.S. Aerospace & Defense ETF. The statements in the preceding two sentences are not intended to affect the rights of investors in the securities under the securities laws.

The Dow Jones U.S. Select Aerospace & Defense Index

We obtained all information contained in this pricing supplement regarding the Dow Jones U.S. Select Aerospace & Defense Index (the “Aerospace & Defense Index”) including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC (“S&P Dow Jones”), the index sponsor. S&P Dow Jones has no obligation to continue to publish, and may discontinue publication of, the Aerospace & Defense Index at any time. Neither we nor any agent has independently verified the accuracy or completeness of any information with respect to the Aerospace & Defense Index in connection with the offer and sale of securities.

In addition, information about the Aerospace & Defense Index may be obtained from other sources including, but not limited to, the S&P Dow Jones’s website. We are not incorporating by reference into this pricing supplement the website or any material it includes. Neither we nor any agent makes any representation that such publicly available information regarding the Aerospace & Defense Index is accurate or complete.

The Aerospace & Defense Index is a capped float-adjusted market capitalization-weighted index that measures the performance of the aerospace and defense sub-sectors, as defined by S&P Dow Jones’ proprietary classification system, of the U.S. equity market. These sub-sectors include manufacturers, assemblers and distributors of aircraft and aircraft parts primarily used in commercial or private air transport and producers of components and equipment for the defense industry, including military aircraft, radar equipment and weapons. S&P Dow Jones began calculating the Aerospace & Defense Index on a live basis on April 28, 2006. The level of the Aerospace & Defense Index was set equal to 1000 on December 31, 1991, the base date of the Aerospace & Defense Index. The level of the Aerospace & Defense Index is reported by Bloomberg L.P. under the ticker symbol “DJSASD.”

Constituent Selection

Constituent Eligibility. The eligible index universe includes all common stocks of companies included in the Dow Jones U.S. Broad Stock Market Index that are categorized into the aerospace and defense sub-sectors, based on a proprietary classification system used by S&P Dow Jones. The Dow Jones U.S. Broad Stock Market Index is designed to measure the performance of large-, mid- and small-cap U.S. equity securities. Limited partnerships are not eligible for index membership.

Multiple Classes of Stocks. All publicly listed multiple share class lines are eligible for index inclusion, subject to meeting the eligibility criteria.

PRS-20

Market Linked Securities—Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to an ETF Basket due March 22, 2028

Market Capitalization. On the last business day of the month prior to the quarterly rebalancing, a non-constituent company must have float-adjusted market capitalization of at least $500 million to become a constituent. If a company is already an index constituent, its float-adjusted market capitalization must be at least $250 million to remain a constituent.

Minimum Component Count. At each quarterly rebalancing, if the component count is less than 22 after applying the rules set forth above, the market capitalization requirement is relaxed so that the next largest non-component in the eligible universe is added until the component count reaches 22.

Constituent Weightings

At each rebalancing, the Aerospace & Defense Index is float-adjusted market capitalization weighted, subject to the following constraints:

•	The weight of any individual company is capped at 22.50%.

•	If any company’s weight exceeds 22.50%, that company’s weight is capped at 22.50% and all excess weight is proportionally redistributed to all uncapped companies within the Aerospace & Defense Index. If after this redistribution, any company breaches the 22.50% weight cap, the process is repeated iteratively until no company breaches the 22.50% weight cap.

•	Then, the aggregate weight of the companies in the Aerospace & Defense Index with a weight greater than 4.50% is capped at 45%.

These caps are set to allow for a buffer below the 25%, 5% and 50% limits, respectively.

Index Calculation

The Aerospace & Defense Index is a capped float-adjusted market capitalization-weighted index. The index value of the Aerospace & Defense Index is the market value of the Aerospace & Defense Index divided by the index divisor:

where:  is the number of stocks in the index, is the price of stock ,  is total shares outstanding of stock , is the float factor of stock  (as defined in “— Float Adjustment” below), and is the adjustment factor of stock assigned at each index rebalancing date, , which adjusts the market capitalization for all index constituents to achieve the user-defined weight, while maintaining the total market value of the overall index. The AWF for each index constituent, i, at rebalancing date, t, is calculated by:

where:  is the uncapped weight of stock  on rebalancing date  based on the float-adjusted market capitalization of all index constituents and is the capped weight of stock  on rebalancing date  as determined by the capping rule and the process for determining capped weights, as described under “— Constituent Weightings” above.

Float Adjustment. Float adjustment means that the number of shares outstanding is reduced to exclude closely held shares from the calculation of the index value because such shares are not available to investors. The goal of float adjustment is to adjust each company’s total shares outstanding for long-term strategic shareholders, who often have interests such as maintaining control rather than the shorter-term economic fortunes of the company. Generally, these long-term strategic shareholders include, but are not limited to, officers and directors, private equity, venture capital and special equity firms, asset managers and insurance companies with direct board of director representation, other publicly traded companies that hold shares, holders of restricted shares, company-sponsored employee share plans/trusts, defined contribution plans/savings, and investment plans, foundations or family trusts associated with the company, government entities at all levels (other than government retirement/pension funds), sovereign wealth funds and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings. Restricted shares are generally not included in total shares outstanding except for shares held as part of a lock-up agreement. Shares that are not considered outstanding are also not included in the available float. These generally include treasury stock, stock options, equity participation units, warrants, preferred stock, convertible stock and rights.

PRS-21

Market Linked Securities—Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to an ETF Basket due March 22, 2028

For each constituent, S&P Dow Jones calculates an Investable Weight Factor (“IWF”), which represents the portion of the total shares outstanding that are considered part of the public float for purposes of the Aerospace & Defense Index.

Divisor. Continuity in index values of the Aerospace & Defense Index is maintained by adjusting its divisor for all changes in its constituents’ share capital after its base date. This includes additions and deletions to the Aerospace & Defense Index, rights issues, share buybacks and issuances and non-zero price spin-offs. The value of the Aerospace & Defense Index’s divisor over time is, in effect, a chronological summary of all changes affecting the base capital of the Aerospace & Defense Index. The divisor of the Aerospace & Defense Index is adjusted such that the index value of the Aerospace & Defense Index at an instant just prior to a change in base capital equals the index value of the Aerospace & Defense at an instant immediately following that change.

Index Maintenance

Rebalancing. The Aerospace & Defense Index is rebalanced quarterly, effective at the open of trading on the Monday following the third Friday of March, June, September, and December. Component eligibility is determined as of the last trading day of the month prior to rebalancing. The reference date used for a company’s sub-sector classification is the Aerospace & Defense Index’s rebalancing effective date. As part of the rebalancing process, the Aerospace & Defense Index’s composition, shares and weight caps are adjusted, if necessary.

Stocks are assigned index shares using the closing prices as of seven business days prior to the rebalancing effective date as the reference price. For index selection purposes, the Aerospace & Defense Index uses shares outstanding and IWF figures as of the rebalancing effective date.

Additions. Except for spin-offs, no additions are made to the Aerospace & Defense Index between quarterly rebalancings.

Deletions. Between rebalancings, a company can be deleted from the Aerospace & Defense Index due to corporate events such as mergers, acquisitions, takeovers, delistings or bankruptcies. Deleted constituents are not replaced between rebalancings. If, during the course of the regular review of company classifications, a constituent’s sub-sector classification changes to no longer include the aerospace or defense sub-sector classifications, it is removed from the Aerospace & Defense Index at the next rebalancing. If a constituent’s sector classification changes due to a corporate action such as a merger or spin-off, it is evaluated and may be removed from the Aerospace & Defense Index at that time.

Historical Information

We obtained the closing prices of the iShares® U.S. Aerospace & Defense ETF in the graph below from Bloomberg, without independent verification.

The following graph sets forth daily closing prices of the iShares® U.S. Aerospace & Defense ETF for the period from January 4, 2021 to April 6, 2026. The closing price on April 6, 2026 was $225.20. The historical performance of the iShares® U.S. Aerospace & Defense ETF should not be taken as an indication of its future performance during the term of the securities.

PRS-22

Market Linked Securities—Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to an ETF Basket due March 22, 2028

The Invesco QQQ TrustSM, Series 1

The Invesco QQQ Trust℠, Series 1 is a unit investment trust designed to track the investment results, before fees and expenses, of the Nasdaq-100 Index®, which is a modified market capitalization-weighted index that is designed to measure the performance of 100 of the largest non-financial companies listed on The Nasdaq Stock Market. For more information about the Invesco QQQ Trust℠, Series 1, see “Description of Exchange-Traded Funds—The Invesco QQQ Trust℠, Series 1” in the accompanying underlying supplement.

Historical Information

We obtained the closing prices of the Invesco QQQ Trust℠, Series 1 in the graph below from Bloomberg, without independent verification.

The following graph sets forth daily closing prices of the Invesco QQQ Trust℠, Series 1 for the period from January 4, 2021 to April 6, 2026. The closing price on April 6, 2026 was $588.50. The historical performance of the Invesco QQQ Trust℠, Series 1 should not be taken as an indication of its future performance during the term of the securities.

PRS-23

Market Linked Securities—Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to an ETF Basket due March 22, 2028

The State Street® Financial Select Sector SPDR® ETF

The State Street® Financial Select Sector SPDR® ETF (formerly known as the Financial Select Sector SPDR® Fund) is issued by the Select Sector SPDR® Trust, a registered open-end management investment company. The State Street® Financial Select Sector SPDR® ETF seeks investment results that correspond generally to the price and yield performance, before expenses, of the Financial Select Sector Index, an equity index that is intended to provide investors with a way to track the movements of certain public companies that represent the financials sector of the S&P 500® Index. For more information about the State Street® Financial Select Sector SPDR® ETF, see “Description of Exchange-Traded Funds—The Select Sector SPDR® Funds” in the accompanying underlying supplement.

Historical Information

We obtained the closing prices of the State Street® Financial Select Sector SPDR® ETF in the graph below from Bloomberg, without independent verification.

The following graph sets forth daily closing prices of the State Street® Financial Select Sector SPDR® ETF for the period from January 4, 2021 to April 6, 2026. The closing price on April 6, 2026 was $49.88. The historical performance of the State Street® Financial Select Sector SPDR® ETF should not be taken as an indication of its future performance during the term of the securities.

PRS-24

Market Linked Securities—Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to an ETF Basket due March 22, 2028

Summary of Canadian Federal Income Tax Consequences

For a discussion of the material Canadian federal income tax consequences relating to an investment in the securities, see the section entitled “Canadian Federal Income Tax Consequences” in the accompanying product supplement. Notwithstanding anything to the contrary in the accompanying product supplement, the Canadian tax consequences discussed in the accompanying product supplement do not take into account the proposed amendments to the “hybrid mismatch arrangement” rules in the Tax Act released for consultation on January 29, 2026.

PRS-25

Market Linked Securities—Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to an ETF Basket due March 22, 2028

United States Federal Income Tax Considerations

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel Davis Polk & Wardwell LLP, under current law, and based on current market conditions, it is reasonable to treat a security as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. However, because our counsel’s opinion is based in part on market conditions as of the date of this document, it is subject to confirmation in the final pricing supplement. Assuming this treatment of the securities is respected, the tax consequences are as outlined in the discussion under “United States Federal Income Tax Considerations—Tax Consequences to U.S. Holders—Securities Treated as Open Transactions” in the accompanying product supplement.

Even if the treatment of the securities as “open transactions” is respected, a purchase of a security may be treated as entry into a “constructive ownership transaction,” within the meaning of Section 1260 of the Code. In that case, all or a portion of any long-term capital gain a U.S. investor would otherwise recognize in respect of a security would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain.” Any long-term capital gain recharacterized as ordinary income under Section 1260 would be treated as accruing at a constant rate over the period the U.S. investor held the securities, and the U.S. investor would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. Due to the lack of governing authority there is significant uncertainty as to whether or how these rules will apply to the securities. U.S. investors should read the section entitled “United States Federal Income Tax Considerations—Tax Consequences to U.S. Holders—Securities Treated as Open Transactions—Possible Application of Section 1260 of the Code” in the accompanying product supplement for additional information and consult their tax advisors regarding the potential application of the “constructive ownership” rule.

We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) regarding the treatment of the securities. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities, including the timing and character of income recognized by U.S. investors, and the withholding tax consequences to non-U.S. investors, might be materially and adversely affected. For example, under one alternative characterization the securities may be treated as contingent payment debt instruments, which would require U.S. investors to accrue income periodically based on a “comparable yield” and generally would require non-U.S. investors to certify their non-U.S. status on an IRS Form W-8 to avoid a 30% (or a lower treaty rate) U.S. withholding tax. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

As discussed in the accompanying product supplement, Section 871(m) of the Code and the Treasury regulations thereunder (“Section 871(m)”) generally impose a 30% (or lower treaty rate) withholding tax on “dividend equivalents” paid or deemed paid to non-U.S. investors with respect to certain financial instruments linked to equities that could pay U.S.-source dividends for U.S. federal income tax purposes (“underlying securities”), as defined under the applicable Treasury regulations, or indices that include underlying securities. Section 871(m) generally applies to financial instruments that substantially replicate the economic performance of one or more underlying securities, as determined based on tests set forth in the applicable Treasury regulations. Pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2027 that do not have a delta of one with respect to any underlying security. Based on the terms of the securities and current market conditions, we expect that the securities will not have a delta of one with respect to any underlying security on the pricing date. However, we will provide an updated determination in the final pricing supplement. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on a non-U.S. investor’s particular circumstances, including whether the non-U.S. investor enters into other transactions with respect to an underlying security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. Non-U.S. investors should consult their tax advisors regarding the potential application of Section 871(m) to the securities.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “United States Federal Income Tax Considerations” in the accompanying product supplement and consult their tax advisors regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities, including possible alternative treatments, and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

PRS-26